Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-195863) on Form N-2 of FS Investment Corporation of our report dated February 28, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is a part of this Pre-Effective Amendment No. 1 to the Registration Statement, and of our report dated May 8, 2014, relating to the senior securities table appearing elsewhere in this Pre-Effective Amendment No. 1 to the Registration statement.

We also consent to the reference to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ McGladrey LLP

Blue Bell, Pennsylvania

June 13, 2014